Exhibit 99.1

IMPORTANT NOTICE CONCERNING YOUR RIGHTS

REGARDING OLD SECOND BANCORP, INC. STOCK

September 19, 2007

As a director or executive officer of Old Second Bancorp, Inc. (“Old Second”) you are subject to the restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (the “Act”), which prohibits certain trades during employee benefit plan blackout periods.

1.             This notice is to inform you that as a director or executive officer of Old Second, you will be unable to, either directly or indirectly, purchase, sell or otherwise acquire or transfer any of your Old Second stock that you acquired in connection with your services or employment as a director or executive officer, due to a blackout period under the Old Second Bancorp, Inc. Employees’ 401(k) Plan (the “Plan”).

2.             The Plan’s blackout period is a result of a change in the Plan’s recordkeeping systems.  Accordingly, a concurrent restriction on trading by all directors and executive officers under Section 306(a) of the Act will apply.

3.             The blackout period will specifically apply to Old Second stock.

4.             The blackout period for the Plan is expected to begin on October 8, 2007 and end during the week of November 5, 2007.  During these weeks, you can determine whether the blackout period has started or ended by accessing the following website: http://oldsecond.com/Careers/BlackOut/401KBlackoutNotice.pdf.

5.             During the blackout period, you will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of Old Second(or derivative securities of those equity securities, such as stock options) during the Plan blackout period.  The prohibition on transactions by you applies both to amounts, if any, you may have invested in Old Second stock under the Plan and to Old Second stock you hold outside of the Plan.  This prohibition also applies to any direct or indirect pecuniary interest you may have in such securities, such as Old Second stock held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations.  The prohibition on purchases, sales and other transactions does not apply to trades made pursuant to Rule 10b5-1 trading plans, provided that you did not enter into or modify the trading plan during the blackout period, or while aware of the actual or approximate beginning or ending dates of the blackout period.

6.             If you have any questions regarding the blackout period, you should contact:

Bob DiCosola, Executive Vice President of Human Resources

Old Second Bancorp, Inc., 37 South River Street, Aurora, Illinois  60506

Phone: 630-906-5546.  Email: rdicosola@oldsecond.com